Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2016 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appear in W.P. Carey Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2014 relating to the financial statements of Corporate Property Associates 16—Global Incorporated, which are incorporated by reference in W.P. Carey Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 8, 2016